Exhibit 99.1

NEWS RELEASE

Company contact: Steve Bailey Jim Fitzhenry FLIR Systems, Inc. (503) 684-3731	Investor Contact: Neil Berkman Associates (310) 277-5162
info@BerkmanAssociates.com

www.flir.com

FLIR Systems Announces First Quarter

2003 Financial Results

Reiterates Full-Year Outlook

PORTLAND, Ore. — April 22, 2003 — FLIR Systems, Inc. (NASDAQ:FLIR) announced today that revenue for the first quarter ended March 31, 2003 increased 19% to $69.2 million from $58.1 million for the first quarter of 2002. Income before taxes increased 34% to $13.7 million from $10.2 million. Net earnings for this year’s first quarter increased 6% to $9.2 million, or $0.51 per diluted share, reflecting a 33% tax rate. This compares to net earnings for the first quarter of 2002 of $8.7 million, or $0.49 per diluted share, reflecting a 15% tax rate.

Thermography product revenue increased 21% over the first quarter last year, primarily because of higher sales of the company’s new E-Series handheld cameras. Imaging product revenue increased 18%, reflecting sales gains for both the Company’s ground-based and airborne Imaging systems.

The backlog of orders grew to approximately $113 million at March 31, 2003, as compared to $92 million at December 31, 2002.

“Our first quarter 2003 financial performance puts FLIR in an excellent position to accomplish our goals for 2003. I am particularly encouraged by our healthy book-to-bill ratio during a normally slower quarter in terms of orders,” said President and CEO Earl R. Lewis.

Cash generated from operations totaled $6.7 million for the first quarter of 2003. The Company has no outstanding debt and cash on hand of approximately $48 million.

Reiterates Revenue and Earnings Guidance for 2003

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

As previously announced, the Company continues to estimate revenue for 2003 in the range of $290 to $300 million, and net earnings of approximately $2.35 to $2.45 per diluted share, reflecting an estimated tax rate of 32%-34% versus 15% in 2002.

(more)

The Forward Looking Infrared Company

FLIR Systems, Inc. - 16505 SW 72nd Avenue - Portland, OR 97224 - USA

Telephone: +1(800) 322 3731 - www.flir.com

FLIR Systems Announces First Quarter 2003 Financial Results

April 22 2003

Page Two

Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements in the Reiterates Revenue and Earnings Guidance for 2003 above are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Conference Call

FLIR has scheduled a conference call at 11:00 am ET today. A simultaneous Web Cast of the conference call may be accessed online at www.CompanyBoardroom.com or www.FLIR.com. A replay will be available approximately one hour after the Web Cast at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation #21140600 beginning at approximately 1:00 PM ET.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the company’s web site at www.FLIR.com.

FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Revenue	$69,171	$58,098
Cost of goods sold	33,128	26,799

Gross profit	36,043	31,299
Operating expenses:
Research and development	7,598	7,089
Selling, general and administrative	14,718	13,819

Total operating expenses	22,316	20,908
Earnings from operations	13,727	10,391
Interest expense	177	318
Other income, net	(107)	(124)

Earnings before income taxes	13,657	10,197
Income tax provision	4,507	1,529

Net earnings	$9,150	$8,668

Net earnings per share:
Basic	$0.53	$0.52

Diluted	$0.51	$0.49

Weighted average shares outstanding:
Basic	17,333	16,650

Diluted	18,032	17,797

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	March 31, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$48,087	$46,606
Accounts receivable, net	57,748	55,798
Inventories	52,864	50,141
Prepaid expenses and other current assets	15,522	12,673
Deferred income taxes	8,887	8,887

Total current assets	183,108	174,105

Property and equipment, net	12,261	12,678
Deferred income taxes, net	25,977	25,977
Intangible assets, net	16,602	16,647
Other assets	5,918	4,415

	$243,866	$233,822

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,893	$16,465
Deferred revenue	4,481	4,770
Accrued payroll and related liabilities	8,438	11,030
Accrued product warranties	3,449	3,432
Advance payments from customers	10,637	8,030
Other current liabilities	6,516	6,341
Accrued income taxes	3,154	2,558

Total current liabilities	55,568	52,626
Pension and other long-term liabilities	9,386	8,869
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; no shares issued at March 31, 2003, and December 31, 2002	—	—
Common stock, $0.01 par value, 30,000 shares authorized, 17,306 and 17,300 shares issued at March 31, 2003, and December 31, 2002, respectively	173	173
Additional paid-in capital	214,834	217,879
Accumulated deficit	(34,155)	(43,305)
Accumulated other comprehensive loss	(1,940)	(2,420)

Total shareholders’ equity	178,912	172,327

	$243,866	$233,822